Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-166209 of our reports dated March 29, 2010, relating to the consolidated financial statements of Canadian Superior Energy Inc. as at and for the year ended December 31, 2009 (which audit report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) and the effectiveness of Canadian Superior Energy Inc.'s internal control over financial reporting as at December 31, 2009, appearing in the Annual Report on Form 40-F of Canadian Superior Energy Inc. for the year ended December 31, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Calgary, Canada
May 25, 2010